Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Engages Lantana Energy Advisors for the Possible Sale of Mid-Continent Assets

HOUSTON--(BUSINESS WIRE)--March 16, 2015--Sanchez Production Partners LP (NYSE MKT: SPP) today announced that it has engaged Lantana Energy Advisors (“Lantana”) to assist with the possible divestiture of its assets and operations in Oklahoma and Kansas.

The assets considered for sale encompass the partnership’s operations and interests in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, and the Central Kansas Uplift in Kansas, which covers approximately 207,000 developed and 15,000 undeveloped acres with exclusive rights to lease and develop almost 500,000 additional acres in Osage County, Oklahoma.  The assets include the partnership’s interests in 2,337 producing wells, 76% of which are operated.  The wells have a net working interest of approximately 85% and provided average net production of 3,449 MBOE per day in December 2014, of which approximately 24% was oil and liquids production.  Based on forward prices as of December 31, 2014, the assets show proved reserves of  14,879 MBOE, of which approximately 77% are developed, and probable reserves of 15,751 MBOE .

“As we develop plans for the future of SPP, we look to refocus our efforts on opportunities that are more closely aligned with Sanchez Oil & Gas Corporation’s operational platform,” said Charles C. Ward, Chief Financial Officer & Treasurer of SPP’s general partner. “With other sales announced and underway in and around the areas where we operate our legacy assets, we see a unique opportunity to participate in a process that ultimately leads to basin consolidation.  Having worked with Lantana on the successful divestiture of Black Warrior assets in 2013, we are very pleased to once again bring their team in to assist with our evaluation of strategic alternatives related to the possible sale of these assets.”

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. The partnership’s proved reserves are currently located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and along the Gulf Coast in Texas and Louisiana.  For more information, please visit the partnership’s website (www.sanchezpp.com).

About Lantana

Lantana Energy Advisors, a division of SunTrust Robinson Humphrey, Inc., provides a complete range of acquisition and divestiture advisory services in the exploration and production sector, from initial consulting and valuation review to marketing and deal execution. Since its founding in 2003, Lantana has advised on the sale of more than $2.5 billion of oil and gas properties in Texas, Oklahoma, Louisiana, North Dakota and more than 10 other states.  For more information, please visit the company website (www.lantanaog.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.